Phunware Provides Corporate Update

AUSTIN, TX, October 26, 2023 (ORIGINAL: GLOBE NEWSWIRE) – Phunware, Inc. (NASDAQ: PHUN) (the “Company”), the pioneer of patented Location Based SaaS solutions that offer the only fully integrated enterprise cloud platform for mobile that enables brands to engage, manage and monetize anyone anywhere, announced today changes in its senior management in support of implementing an expanded vision for the Company.

Senior Management Change
The Board of Directors has appointed the Company’s Chief Revenue Officer, Mike Snavely, as Phunware’s new CEO, effective today. Mike brings 20+ years of leadership experience at technology companies, having previously led the Software business at Phunware and several other technology companies such as Sonic Foundry, Mutual Mobile and Bazaarvoice. Former CEO Russ Buyse has moved into a consulting role with the Company. Separately, Board Member Kathy Tan Mayor has elected to resign from the Board, effective today.

Expanded Corporate Vision
The Company is augmenting its revenue model to encompass new ways of directly and indirectly monetizing its portfolio of patents and other IP and economic interests in other IP; this includes AI as part of its product offerings, in addition to strengthening and leveraging its software distribution network with channel, distribution and integration partners such as Cox Business and Siemens Connect. Phunware is also evaluating the evolving business and regulatory landscapes to determine the appropriate evolution and expansion of its digital asset ecosystem for contextual engagement. The Company’s Board of Directors believes now is the ideal time for the Company to expand its corporate vision and make management changes to capitalize on the market opportunities ahead. In the coming weeks, Phunware expects to publish details on how it will work to achieve this vision.

“We thank Russ for his many contributions to Phunware and are pleased to have him continue helping Phunware as a consultant," said Board Chairman Ryan Costello. “As the Company takes the next steps to realize our expanded vision, we are glad to have Mike at the helm. Mike understands Phunware, appreciates the Company's history, unique position and potential, and has a proven track record of successfully activating technology sales & marketing strategies. Mike led our Software sales teams several years ago, delivering north of $25 million in annual recurring revenue, and went on to help other businesses in IoT and AI do the same. Since rejoining the Company, he has been instrumental in tackling our most important priority, delivering sales and profitable growth across a number of products and deal types.”

Phunware CEO Mike Snavely added: “I’m delighted to lead Phunware into the next chapter of its corporate evolution and maximize the potential of our scalable SaaS and other product offerings. We intend to build on our base of world-class customers and expand access to and usage of Phunware’s technology and intellectual property portfolios across direct customers and partner companies. We also intend to reignite our digital assets ecosystem strategy within the confines of applicable laws and regulations. With an expanded corporate vision in front of us, we are excited to hit the ground running on these fronts.”

Q3 2023 Earnings Call
Phunware intends to hold its quarterly earnings call in November 2023, prior to the 10-Q filing deadline. Additional details to join the earnings call will be disseminated via press release in advance of the event.

Safe Harbor Clause and Forward-Looking Statements
This press release includes forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “expose,” “intend,” “may,” “might,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

About Phunware
Everything You Need to Succeed on Mobile — Transforming Digital Human Experience

Phunware, Inc. (NASDAQ: PHUN), the pioneer of Location Based SaaS that offers the only fully integrated enterprise cloud platform for mobile that enables brands to engage, manage and monetize anyone anywhere. Phunware’s Software Development Kits (SDKs) include location-based services, mobile engagement, content management, messaging, advertising, loyalty (PhunCoin & PhunToken) and analytics, as well as a mobile application framework of pre-integrated iOS and Android software modules for building in-house or channel-based mobile application and vertical solutions. Phunware helps the world’s most respected brands create category-defining mobile experiences, with approximately one billion active devices touching its platform each month when operating at scale. For more information about how Phunware is transforming the way consumers and brands interact with mobile in the virtual and physical worlds, visit https://phunware.com and follow @phunware on all social media platforms.

Phunware PR & Media Inquiries:
Email: PRESS@phunware.com
Phone: (512) 693-4199

Phunware Investor Relations:
John Yi and Matt Glover
Gateway Group, Inc.
Email: PHUN@gateway-grp.com
Phone: (949) 574-3860